Exhibit 99.1

FORM OF LOCK-UP AGREEMENT

August 13, 2026

Barclays Capital Inc.

As Representative of the several

Initial Purchasers named in Schedule I

to the Purchase Agreement

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that you, as representative (the “Representative”), propose to enter into a Purchase Agreement (the “Purchase Agreement”) on behalf of the several Initial Purchasers named in Schedule I to such agreement (collectively, the “Initial Purchasers”), with WhiteFiber, Inc., a Cayman Islands exempted company (the “Company”), providing for the purchase by the Initial Purchasers of Convertible Senior Notes of the Company (the “Notes”). The Notes will be convertible into cash, ordinary shares, par value $0.01 per share, of the Company (the “Ordinary Shares”) or a combination of cash and Ordinary Shares, at the Company’s election. The Initial Purchasers propose to reoffer the Notes in Exempt Resales (as such term is defined in the Purchase Agreement) (the “Offering”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

In consideration of the execution of the Purchase Agreement by the Initial Purchasers, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this letter agreement (this “Letter Agreement”) and continuing to and including the date 60 days after the date of the Offering Memorandum with respect to the Offering (the “Restricted Period”), the undersigned will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, file (or participate in the filing of) a registration statement with the Commission in respect of any Ordinary Shares or securities convertible into, exchangeable for or that represent the right to receive Ordinary Shares, make any short sale or otherwise dispose of any Ordinary Shares of the Company, or any options or warrants to purchase any Ordinary Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive Ordinary Shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission (collectively, the “Lock-Up Shares”) without the prior written consent of the Representative. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Shares.

In addition, the undersigned agrees that, without the prior written consent of the Representative, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares or publicly disclose the intention to do any of the foregoing during the Restricted Period.

Notwithstanding the foregoing, the undersigned may, without the consent of the Representative:

(A)	transfer or dispose of the Lock-Up Shares as a bona fide gift or gifts, or for bona fide estate planning purposes, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(B)	transfer or dispose of the Lock-Up Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(C)	transfer or dispose of the Lock-Up Shares if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (i) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or to any investment fund or other entity controlled or managed by the undersigned or (ii) as part of a distribution, transfer or disposition by the undersigned to its stockholders, partners, members, beneficiaries or other equity holders, provided, in each case, that the transferees thereof agree to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(D)	transfer or dispose of the Lock-Up Shares by will, other testamentary document or intestate succession upon the death of the undersigned, provided that the legatee, heir or other transferee agrees to be bound in writing by the restrictions on transfer set forth herein and any such transfer shall not involve a disposition for value, and provided further that any required filing made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall include a footnote noting the circumstances described in this clause (D) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(E)	transfer or dispose of the Lock-Up Shares by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order, provided that the recipient agrees to be bound in writing by the restrictions set forth herein, provided further that any required filing made pursuant to Section 16(a) of the Exchange Act, shall include a footnote noting the circumstances described in this clause (E) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(F)	enter into a trading plan providing for the sale of the Lock-Up Shares by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Restricted Period and no filing under Section 16(a) of the Exchange Act or other public announcement is voluntarily made or required regarding such plan during the Restricted Period;

(G)	transfer or dispose of the Lock-Up Shares to the Company solely to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements disclosed in the Offering Memorandum, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 30 days after the date of the Offering Memorandum (the “30 Day Period”), and after the 30 Day Period, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (G) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(H)	transfer the Lock-Up Shares to the Company pursuant to agreements in effect on the date of the Offering Memorandum and as described in the Offering Memorandum under which the Company has the option to repurchase shares or forfeit the Lock-Up Shares upon termination of service of the undersigned, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the Restricted Period;

(I)	dispose of the Lock-Up Shares solely in connection with any sell-to-cover or similar open market arrangements or the “cashless” exercise in connection with the vesting, settlement or exercise of restricted stock units, stock options, warrants or other rights to acquire Ordinary Shares, including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, described in the Offering Memorandum or issued pursuant to an equity plan or arrangement described in the Offering Memorandum for the purpose of exercising such restricted stock units, stock options, warrants or other rights, in any event, solely if such restricted stock units, stock options, warrants or other rights would otherwise expire during the Restricted Period, provided that any Ordinary Shares received upon such exercise shall be subject to all of the restrictions set forth in this Letter Agreement and provided, further, that any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the codes and footnotes thereto that any disposition of shares in connection with a “cashless” exercise was made solely to the Company and no other public filing or announcement shall be made voluntarily in connection with such exercise;

(J)	transfer or dispose of any Lock-Up Shares acquired in open market transactions after completion of the Offering, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Restricted Period and no other public filing or announcement shall be made voluntarily in connection with such transfer or disposition;

(K)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by the board of directors of the Company and made to all holders of Ordinary Shares involving a Change of Control (as defined below), provided that, in the event that such tender offer, merger or consolidation is not completed, the undersigned’s Lock-Up Shares shall remain subject to the provisions of this Letter Agreement.; and

(L)	[***]

The undersigned now has, and, except as contemplated by clauses (A) through (L) above, for the duration of the Restricted Period will have, good and marketable title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever and has full power and authority to enter into this Letter Agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the foregoing restrictions. “Change of Control” shall mean the transfer (whether by tender offer, merger consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliate persons, of the Company’s voting securities, if, after such transfer, the Company’s shareholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of the Company (or the surviving entity).

Notwithstanding anything to the contrary contained herein, this Letter Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) prior to the execution of the Purchase Agreement, the Company advises the Representative in writing that it has determined not to proceed with the Offering, (ii) the Purchase Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Notes to be sold thereunder, or (iii) August 21, 2026, in the event that the Purchase Agreement has not been executed by such date; provided, however, that the Company may, by written notice to you prior to such date, extend such date for a period of up to three additional months.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

The undersigned understands that the Company and the Initial Purchasers are relying upon this Letter Agreement in proceeding toward consummation of the Offering. The undersigned acknowledges and agrees that the Initial Purchasers have not provided any recommendation or investment advice nor have the Initial Purchasers solicited any action from the undersigned with respect to the Offering and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further understands that this Letter Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

Very truly yours,

Bit Digital, Inc.
Name of Security Holder (Print exact name)

By:	/s/ Sam Tabar
Signature

If not signing in an individual capacity:

Sam Tabar
Name of Authorized Signatory (Print)

Chief Executive Officer
Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Form of Lock-Up]

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